Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
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

                                           Year Ended 30 September
                              ------------------------------------------------
                                 1994    1995      1996      1997     1998
                              ------------------------------------------------
                                            (Millions of dollars)
EARNINGS:
Income before extraordinary
  item and the cumulative
  effect of accounting changes  $233.5   $368.2    $416.4   $429.3   $546.8

Add (deduct):
  Provision for income taxes      95.2    186.2     195.5    203.4    280.9

  Fixed charges, excluding
    capitalized interest         127.1    148.8     184.0    233.0     202.8

  Capitalized interest
    amortized during the
    period                         8.0      9.1       9.4      8.3       7.4

  Undistributed earnings of
    less-than-fifty-percent-
    owned affiliates              (2.8)   (25.4)    (40.6)   (31.1)    (25.3)
                                ------   ------    ------   ------    -------

  Earnings, as adjusted         $461.0   $686.9    $764.7   $842.9   $1012.6
                                ======   ======    ======   ======   =======

FIXED CHARGES:

Interest on indebtedness,
  including capital lease
  obligations                   $118.2   $139.4    $171.7   $217.8    $186.7

Capitalized interest               9.7     18.5      20.0     20.90     18.4

Amortization of debt discount
  premium and expense               .8       .2       1.5      1.8       1.9

Portion of rents under operating
  leases representative of the
  interest factor                  8.1      9.2      10.8     13.4      14.2
                                ------   ------    ------   ------    ------

   Fixed charges                $136.8   $167.3    $204.0   $253.9    $221.2
                                ======   ======    ======   ======    ======

RATIO OF EARNINGS TO
  FIXED CHARGES:                   3.4      4.1       3.7      3.3       4.6
                                ======   ======    ======   ======    ======
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